Exhibit 4.44

PORTIONS OF THIS EXHIBIT MARKED WITH AN ASTERISK (*) INDICATE OMISSION OF MATERIAL WHICH HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

English Translation

Ku6 Advertising Agency Agreement

CN: BJKL(T)-I-2011-493

Party A: Shanghai Shengyue Advertising Co., Ltd.

Address: 433 Guo Shoujing Road, Pudong New Area, Shanghai

Zip Code: 201203

Contact: Zheng Xiaohuan

Tel: 021-38586666

Fax:

Email: zhengxiaohuan@snda.com

Party B: Ku6 (Beijing) Information Technology Co., Ltd., Tianjin Branch

Address: Building 6, Zhengtong Chuangyi Plaza, 18 Xibahe Xili, Chaoyang District, Beijing

Zip Code: 100028

Contact: Liang Yawei

Tel: 010-57586556

Fax:

Email: liangyawei@ku6.com

Party A is an advertising company that has leading development and operation capability of online advertising in China, and has leading online advertising placement system and rich experience on planning and managing media resources.

Party B is an enterprise that operates online video platform, is the owner of ku6.com, and has the right to release all advertising resources of ku6.com.

In accordance with the provisions of the Advertising Law of the People’s Republic of China, the Contract Law of the People’s Republic of China and relevant laws and regulations, Party A and Party B, through equal negotiation, agree as follows with respect to the issue that Party B entrusts its advertising placement to Party A:

*	INDICATES OMISSION OF MATERIAL WHICH HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

I.	Definitions

1.	Advertising refers to various forms of advertisement on Ku6.com of Party B.

2.	Media Resources refer to the existing advertising space on Ku6.com of Party B, and all the spaces newly added during the Display Period on Party B’s Website where advertisement can be placed.

3.	Party A’s Release Platform refers to the software system of which Party A owns all rights and which can be used to release advertising content on Ku6.com of Party B.

4.	Display Period refers to the period during which Party B undertakes that the Media Resources will be displayed continuously and no circumstances causing inaccessibility will occur (excluding force majeure).

5.	Business Secrets refer to any information (including but not limited to any data, reports, records, communications, marketing programs, business plans, financial information, customer information, employee information and know-how etc., as well as any research/ analysis report or similar documents prepared based on the above information) acquired by either Party directly or indirectly from the other Party or its representative, agent, advisor or consultant, before or after the execution of this Agreement, for the purpose relating to the cooperation project hereunder, which is owned, possessed or controlled by the other Party and is of business value or utility to the other Party; such information may be disclosed in any manner, including but not limited to oral, written, machine readable form or other forms.

II.	Agency Period

The Agency Period for Party A is 1 year and 9 months, from April 1, 2011 to December 31, 2012 (hereinafter referred to as “Agency Period”).

III.	Party A’s Rights and Obligations

1.	During the term of this Agreement, Party A shall exploit the advertising market for Party B, and undertakes to perform its obligations in accordance with this Agreement.

2.	During the term of this Agreement, Party A shall comply with the principles of bona fides and mutual benefit, and will make an effort to find advertising customers. Party A undertakes that the quarterly advertising revenue will be no less than RMB * from the third quarter of cooperation on.

3.	Party A has the duty to timely make all the advertising payment to Party B according to the amount of revenue confirmed by both Parties.

4.	Agency service fees: Party B shall pay advertising agency service fees to Party A pursuant to the provisions of this Agreement, and the specific payment terms are as follows:

(1)	Trial period: In consideration that the AA advertising system is not stable during the trial period and the innovative sale mode is still on the fostering stage, during the period between April 1, 2011 and June 30, 2011, Party A has no duty of minimum revenue guarantee and Party B is not required to pay agency service fees.

*	INDICATES OMISSION OF MATERIAL WHICH HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

(2)	Free period: In consideration that Party A’s business is still in expanding period, and in order that Party B may fully realize the business value of Party A’s service to ensure the continuity of future cooperation, Party A grants Party B a free period which commences on July 1, 2011 and ends on December 31, 2011.

(3)	Charging period: from January 1, 2012, Party A will charge for agency service fees based on the total amount of quarterly advertising revenue, the guaranteed minimum amount of which is RMB * Even if Party A’s actual sales amount is below RMB *, Party A shall pay Party B RMB *. For an amount between RMB * and RMB *, Party A is not required to make commitment for sales amount to Party B, and Party B is not required to pay Party A the agency fees. For an amount between RMB * and RMB *, an agency fee of 5% of such amount will be charged. For an amount between RMB * and RMB *, an agency fee of 10% of such amount will be charged. For an amount between RMB * and RMB *, an agency fee of 15% of such amount will be charged. For an amount more than RMB *, an agency fee of 20% of such amount will be charged.

(4)	If the Parties fail to reach an agreement on the rate of agency service fee within the period provided in the preceding paragraph, Party A may:

a.	continue to provide Party B with free advertising agency service until the Parties reach an agreement on the service fee rate; or

b.	immediately cease providing Party B with the advertising agency service.

(5)	The advertising service fees for each quarter will be deducted directly when the sales amount is settled in the last month of this quarter. Meanwhile, Party A shall provide Party B with the advertising industry invoice of equivalent amount, and the content of such invoice shall be “advertising fees”.

5.	The advertisement released on Ku6.com by Party A shall comply with the provisions of the Advertising Law of the People’s Republic of China and other relevant laws and regulations, and shall not include the following content that:

(1)	relates to the national secret and security.

(2)	relates to feudal superstition, pornography, gambling, violence and terrorism.

(3)	violates the state policies of nationality and religion.

(4)	impairs the social order, social security and social public morality, violates the mandatory provisions of laws and regulations, or infringes other’s legitimate rights and interests.

6.	Party A shall examine the content of advertisement, and has the duty to request the advertising customers to provide relevant certificates which includes, among other things, the qualification certificates of production or operation issued by relevant government authorities, the trademark registration certificates obtained in China and other certificates provided by laws and regulations.

*	INDICATES OMISSION OF MATERIAL WHICH HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

7.	If the released advertisement is illegal or void due to Party A, Party A shall bear all liabilities, including but not limited to compensating Party B’s economic losses thus caused, anticipatory income and resolving the disciplinary actions taken against Party B by the government regulatory authorities.

8.	Party A has the advertising agency sales right of the Advertising Resources of Ku6.com, including mainly that Party A has the right to develop, at its sole discretion, advertisers so as to ensure the maximization of advertising revenue. In relation to the planning, design and development of Advertising Resources required on the platform of Ku6.com, it has the right of proposal. The Parties shall consult to develop or adjust the Advertising Resources, in relation to the productivity of Advertising Resources and combining the platform users’ experience.

IV.	Party B’s Rights and Obligations

1.	During the Agency Period of Party A, Party B undertakes that it will maintain relevant qualification certificates with respect to platform operation of Ku6.com so as to ensure the legality of the platform.

2.	During the Agency Period of Party A, Party B shall ensure the normal operation of the server and shall timely provide Party A with relevant technical services. Party B also warrants that, from the third quarter of cooperation on, the daily average video view (“VV”) of each quarter shall be no less than * (* VV per day).

3.	Party B undertakes that it owns all the rights of its platform and has the right to conduct program docking and/or code modification with respect to the platform according to the actual needs of the Parties’ cooperation, and such right is not subject to restrictions by any third party. When necessary, Party B shall, upon Party A’s request, issue relevant written certificate/ authorization/statement etc. to Party A as evidence submitted to Party A’s customers.

4.	If the Parties’ cooperation involves the docking between Ku6.com of Party B and Party A’s release platform or involves the development of advertising space, Party B shall facilitate in all aspects the docking, development and relevant testing arrangement of Party A, including but not limited to reasonable code changes, requisite joint testing from time to time, and so on.

5.	In addition to the necessary routine maintenance, during the Display Period provided in this Agreement, Party B shall ensure its Media Resources are able to provide continuous and stable display for the visits from whatever sources, and shall ensure the placement of Party A’s advertisement content is timely and effective (except for force majeure).

6.	If Party A fails to achieve the advertising revenue provided in Paragraph 2 of Article III under the circumstance that Party B has performed the provisions of Article IV of this Agreement, Party B is entitled to terminate this Agreement by notifying Party A in writing.

*	INDICATES OMISSION OF MATERIAL WHICH HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

V.	Revenue Settlement

1.	During the term of this Agreement, Party A will provide Party B with the Statement of Account of Monthly Settlement of Advertising Revenue of the preceding month within 10 working days after the end of each calendar month, to confirm all the advertising release payment of such month. Such Statement of Account will become effective after both Parties sign and stamp and will serve as the certificate and basis of payment. The Parties agree that Party B will own the entire amount of advertising sale revenue, after deducting the agency fees.

2.	Party A will pay Party B the entire amount within 30 days after the execution of the Statement of Account.

3.	Before settlement, Party B shall issue an official invoice of advertising industry of corresponding amount, the content of which is “advertising release fees”.

4.	Party A shall pay the amount due to Party B to the following account designated by Party B. If Party B’s account changes, Party B shall notify Party A in writing and a new account can be used only after both Parties jointly designated it.

Party B’s account information is as follows:

Bank of Account: *

Name of Account: *

Number of Account: *

5.	In consideration of the special features of Party A’s advertising placement system, Party B acknowledges that there may be difference between the confirmed amount of the advertising revenue settled in the Statement of Account of Monthly Settlement of Advertising Revenue and the revenue amount of the advertising customer finally settled in the current month, but the difference shall not exceed 5% of the total advertising revenue of such month.

6.	The Parties agree that Party A may adjust the advertising revenue difference confirmed the preceding month through the valid settlement certificates between Party A and the advertising customer, at the time of settlement of the following month after the payment is settled. The adjustment amount will be reflected in the Statement of Account of Monthly Settlement of Advertising Revenue. If any adjustment is made exceeding one month after the monthly payment is settled, such adjustment shall be deemed to be invalid. Party A will no longer be entitled to submit a request of adjusting amount to Party B.

7.	Party A and Party B agree to bear respectively their tax and expenses arising from the cooperation under this Agreement.

8.	If Party A fails to pay timely, it shall assume default liabilities pursuant to the provisions under Article X of this Agreement.

VI.	Warranties of Both Parties

1.	Each Party has the authority to execute this Agreement and has obtained all approvals and authorization required to perform this Agreement.

2.	The execution of this Agreement by either Party will not cause conflicts of interest between it and any third parties.

3.	If either Party mergers with, acquires or is acquired by any third party during the cooperation period under this Agreement, the new company will continue to perform the provisions of this Agreement that has not been performed by such Party.

VII.	Termination of the Agreement

1.	Unless otherwise provided in this Agreement, if either Party violates materially any condition provided herein and fails to cure within 5 working days after the other Party sends written notice to such Party, the other Party is entitled to terminate this Agreement. This Agreement will be terminated on the date when the Party entitled to terminate this Agreement sends the termination notice.

2.	If either Party enters into bankruptcy application or liquidation procedure, the other Party is entitled to terminate this Agreement. This Agreement will be terminated on the date when the Party entitled to terminate this Agreement sends the termination notice.

3.	Regardless of what reason resulting in the earlier termination of this Agreement, the Parties shall complete the settlement of payment within 30 days after the termination of this Agreement.

VIII.	Confidentiality Principles

1.	Party A and Party B are both obligated to perform confidentiality obligations, and shall not disclose or reveal to third parties any information relating to the content hereunder and the other Party’s Business Secrets acquired due to the performance of this Agreement, except for the disclosure to competent authorities (such as government authorities of law implementation and the stock exchanges) made as required by relevant laws and regulations.

2.	These confidentiality provisions will remain valid for the term hereof plus 2 years after the termination of this Agreement.

IX.	Force Majeure

1.	Either Party may suspend the performance of this Agreement immediately after the Parties hereto confirm that force majeure occurs and results in the failure to perform or timely perform this Agreement, provided that it shall notify the other Party within 2 working days and submit the details and valid evidence of such force majeure within 15 days.

2.	The Parties will not bear defaulting liabilities for the failure to perform, in part or in whole, or timely perform this Agreement caused by the above circumstances.

3.	If force majeure occurs after either Party breach this Agreement, the defaulting Party will not be exempted from liability.

4.	“Force majeure” means the events that both Parties are unable to reasonably control, foresee or avoid even it is foreseeable. Such events impede, affect or delay either Party’s part or whole performance of its obligations hereunder, which includes, among other things, government acts, natural disasters, wars, computer viruses, hacker attacks, network failure, service delay or failure of band width or other network device or technology suppliers, or any other similar events.

X.	Default Liabilities

1.	When the defaulting Party violates substantially its obligations under this Agreement, the non-defaulting Party will be exempted from the performance of its obligations hereunder.

2.	If the non-defaulting Party incurs any costs, expenses or additional liabilities due to the defaulting Party’s violation of this Agreement, the defaulting Party shall compensate the non-defaulting Party such costs, expenses, liabilities or losses.

3.	If Party A fails to pay Party B the advertising fees at the time agreed hereof, Party B is entitled to claim overdue penalty against Party A at the rate of 0.021% of such outstanding amount per day.

4.	If Party A fails to comply with the obligations of guaranteeing and examining advertising content provided in Article III hereof and causes the adverse consequences that Party B’s website is penalized by the government regulatory authorities (including but not limited to ordered rectification, administrative penalty, temporary close of Website, suspension of business and rectification, and revocation of business license etc.), Party A shall compensate Party B twice the losses Party B suffered. “Party B’s losses” includes, among other things,, administrative fines, reasonable costs expended and the revenue loss estimated according to the normal business revenue of the Website.

XI.	Arbitration

1.	The execution, effectiveness, performance and dispute resolution of this Agreement will be governed by laws of China.

2.	The disputes with respect to this Agreement and its execution will be resolved through friendly negotiation. If negotiation fails, such disputes will be submitted to Beijing Arbitration Commission and arbitrated according to its arbitration rules. The arbitration award will be final and binding upon both Parties.

XII.	Notification

1.	Any notices between the Parties hereto must be made in writing and sent by fax, courier (including express mail) or registered air mail.

2.

If a notice or letter is sent by Email, the receipt date is the time when the Email enters the Email system designated by the recipient; if a notice or letter is sent by fax, the receipt date is the time indicated in the fax sending records; if a notice or letter is sent by courier (including express mail) or registered mail, the receipt date is the 5th day after the sending Party sends out.

XIII.	Miscellaneous

1.	No Party shall assign or transfer its rights or obligations hereunder to others, unless the Party has obtained the other Party’s consent otherwise, which shall not be unreasonably withheld or delayed.

2.	The Agreement is made in four copies and each Party holds two copies. This Agreement becomes effective on the day when both Parties sign and stamp, and terminates on the day when all rights and obligations of both Parties are fully performed.

3.	The notes, annexes, supplementary agreements and implementing order of advertising release constitute part of this Agreement and are of equivalent validity as this Agreement.

Party A: Shanghai Shengyue Advertising Co., Ltd.

(Stamp) [seal]

Authorized Representative:

Date: April 1, 2011

Party B: Ku6 (Beijing) Information Technology Co., Ltd., Tianjin Branch

(Stamp) [seal]

Authorized Representative:

Date: April 1, 2011